EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:Louise A. WalkerOctober 27, 2011
President & CEO
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
                (707) 678-3041
First Northern Community Bancorp – Third Quarter Earnings Report
Profits & Growth Continue

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results for the third quarter of 2011.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of September 30, 2011 of $2,509,000, up 46% compared to net income of $1,717,000 reported for the same fiscal period last year.  Net income available to common shareholders totaled $1,402,000 as of September 30, 2011 up 43% compared to net income available to common shareholders at September 30, 2010 totaling $974,000.  Diluted earnings per share for the nine months ended September 30, 2011 was $0.15, up 36% from the diluted income per share of $0.11 reported for the same fiscal period a year ago.

Net income for the quarter ended September 30, 2011 was $948,000 compared to $757,000 for the same fiscal period last year.  Net income available to common shareholders for the quarter ended September 30, 2011 totaled $341,000 or $0.04 per diluted common share, compared to $509,000 or $0.06 per diluted common share for the same fiscal period last year.  Net income available to common shareholders for the quarter and nine months ended September 30, 2011 was impacted by a one-time charge totaling $381,100 due to the early recognition of the remaining discount on preferred stock sold to the U.S. Treasury as part of the Capital Purchase Program (CPP) under the Troubled Asset Relief Program.  The Company opted to redeem the preferred shares earlier than originally anticipated and was required to recognize the remaining discount as a charge against retained earnings during the third quarter of 2011.   The CPP preferred shares were redeemed using the partial proceeds from the Company’s sale of a new series of preferred stock during the third quarter of 2011 to the U.S. Treasury under the U.S. Treasury’s Small Business Lending Fund program.

Total assets at September 30, 2011 were $766.7 million, an increase of $39.4 million, or 5.4% compared to the same period in 2010.  Total deposits of $662.8 million increased $32.0 million or 5.1% compared to September 30, 2010 figures, including an 11% increase in demand deposits over this period.  During that same period, total net loans (including loans held-for-sale) decreased $23.9 million, or 5.3%, to $431.4 million.  Total risk-based capital was approximately 17.5%, far exceeding the “well-capitalized” threshold of 10%.

Commenting on the third quarter of 2011, Walker said, “First Northern Community Bancorp has delivered another positive earnings quarter, its seventh consecutive quarter of profitability since the start of the financial crisis.  While loan growth continues to be impacted by provisions for potential future loan losses, loan write-downs, as well as loan payoffs, we are experiencing a strong uptick in good lending opportunities from credit-worthy borrowers.  Additionally, the Company’s loan delinquencies and non-performing assets are at their lowest levels since 2007.  We are cautiously optimistic that these represent signs that the economy and our consumer and business customers’ financial conditions are improving.  First Northern Community Bancorp is pleased to announce it has no plans to charge a monthly Debit Card fee, and we consider our Free Checking for consumers and businesses another real differentiator in the marketplace.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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